Exhibit 99.1

CONTACTS:

GoAmerica
Laura Kowalcyk
Cubitt Jacobs & Prosek
lkowalcyk@cjpcom.com
212-279-3115 x209

GOAMERICA® ANNOUNCES SHAREHOLDER VOTES AT ANNUAL MEETING; ALL PROPOSALS APPROVED

HACKENSACK, N.J., December 13, 2007 – GoAmerica, Inc. (NASDAQ: GOAM), a provider of communications services for people who are deaf, hard-of-hearing, or speech-disabled, today announced that its shareholders have approved all of the proposals considered at the Annual Meeting, including the Company’s acquisition of Verizon’s Telecommunications Relay Services (TRS) division and its merger with Hands On Video Relay Services, Inc.

Closing of each transaction is subject to the receipt of all required regulatory approvals from the District of Columbia and the States of California and Tennessee. Final approval has been obtained from the District of Columbia and in both California and Tennessee the public service commission of each state has approved the transfer of Verizon’s TRS division to GoAmerica. The Company is awaiting receipt of certain required state contract approvals from California and Tennessee.

About Telecommunications Relay Services
Telecommunications Relay Services (“telerelay services”), created by Title IV of the Americans with Disabilities Act of 1990 (“ADA”), enable an individual with a hearing or speech disability to communicate by telephone or other device through the telephone system with a person without such a disability through a communications assistant (“CA”) at a relay center.

Internet-based telerelay services are delivered in both text- and video-based forms. Text-based services, often called “IP relay”, enable deaf or hard of hearing callers to place calls by using a Web-connected computer or wireless handheld device that is connected to a relay operator. The CA calls the voice number and then verbally speaks the text message typed by the deaf caller to the hearing recipient and types the hearing party’s responses back to the deaf party.

Using video relay services (“VRS”), a deaf caller begins a call by communicating directly with a sign language interpreter over a live video connection, either on a webcam-equipped PC or a set-top videophone; the interpreter places the call on the deaf person’s behalf, and translates the sign language into audible speech for the hearing person, and back into sign language for the deaf caller. This real-time call enables a deaf person to have phone conversations with hearing friends, family, and colleagues more naturally using sign language.

Telerelay service providers, such as GoAmerica, receive reimbursement either directly from state contracts, or from a pool of funds that are collected from telephone carriers by the Federal Communications Commission (“FCC”) and are administered by the National Exchange Carriers Association (“NECA”), based on the number of conversation minutes handled by each provider.

About Hands On Video Relay Services, Inc.
Hands On is a recognized leader in VRS throughout the country and is the second largest VRS provider in the nation. Hands On has been serving the needs of the deaf and hard-of-hearing community since 1992 when it first established Hands On Sign Language Services, Inc., a community based sign language services agency. Hands On is committed to removing communication barriers for deaf and hard-of-hearing individuals while providing quality services they can rely on. Hands On is a linguistically diverse company that employs both deaf, hard-of-hearing and hearing employees.

About GoAmerica
GoAmerica provides a wide range of wireless and relay communications services, customized for people who are deaf, hard-of-hearing or speech-disabled. The Company’s vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on GoAmerica or its services, visit http://www.goamerica.comor contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet Relay by visiting http://www.i711.com.

Safe Harbor
The statements contained in this news release that are not based on historical fact constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. “GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “i711.com” and “i711 Wireless”are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.